The following document is a fair and accurate English translation of exhibit 10(a) which is the Agreement with the City of Brive.

/s/ William G. Seils
Senior Vice President and Secretary
of Richardson Electronics, Ltd. (Registrant)


                                 AGREEMENT


AMONG THE UNDERSIGNED:


- - The City of Brive,

having, by a resolution dated February 16, 1995, authorized its Mayor, Mr. Jean CHARBONNEL, to sign the present document,

hereinafter referred to as "The City of Brive";


- - RICHARDSON ELECTRONICS, LTD., a Delaware company with its head office at 40W267 Keslinger Road, La Fox, Illinois 60147, USA, represented by Mr. Ad Ketelaars hereinafter referred to as "REL";

- - RICHARDSON ELECTRONIQUE S.A. (hereinafter "RESA"), with a capital of French Francs 108,600,000 and its registered office at the Z.I.
de la Marquisie in Brive,
represented by Mr. Denis Dumont
hereinafter referred to as "RESA";

- - COVELEC S.A., a company with a capital of French Francs 250,000 with its registered office to be transferred to the Z.I. de la
Marquisie in Brive represented by its President, Mr. Ad Ketelaars;

hereinafter referred to as "Covelec"; and

- - Messrs. Denis DUMONT and Patrick PERTZBORN hereinafter referred to as "the Managers".

WHEREAS;

During 1988, the Philips company and more specifically, RTC Compelec, made public its intention to interrupt "the manufacture and sale of professional emission tubes within a relatively short period". These products represented the totality of one of the branches of activity of a factory in Brive which branch employed 81 people.

The proposed acquisition by Richardson Electronics of the total branch of activity of RTC Compelec led the City of Brive and REL to develop contacts in order that the manufacturing activity be maintained at the site and the employment saved.

It was in this spirit that the City of Brive proposed to REL land located in an industrial zone and the installment sale of a turnkey factory built according to the specifications of the users, granting them the advantages authorized by the law in effect at the time.

It was, thus, in 1989 that RESA, a subsidiary of REL, was created with the purpose of continuing the manufacturing of electric tubes and the marketing of such production, principally for export. REL had at the time a distribution company subsidiary principally for the marketing of the products manufactured by the REL group.

Concomitantly, the City of Brive sold to RESA the land and the factory it had built thereon, pursuant to a notarized act signed before Me. Claude Peyronnie on December 12, 1990 (hereinafter "the Real Estate Complex").

Upon the initiative of the U. S. Justice Department, proceedings were commenced against REL in the United States for the alleged violation of the American antitrust laws and, in particular, Article 1 of the Sherman Act.

Subsequent to these proceedings, REL had to negotiate a settlement agreement with the American Justice Department, the terms of which required, inter alia, REL to undertake no longer to pursue external growth, which growth would have brought about a maximum utilization of the production capacities at the Brive site. This state of facts having caused a substantial degradation of RESA's economic situation, REL had to envision the termination of production by RESA.

In order to maintain the production facility and employment in the Brive area, numerous meetings have taken place among the parties with the objective of favoring the creation of a new company, the shareholders of which would be former employees of RESA, with the transfer of assets from RESA to Covelec, and the repossession of the Real Estate Complex by the City of Brive, the latter at the same time agreeing: to make available all or a part thereof for the Managers for a financial consideration and in exchange for the maintaining of the largest possible number of jobs. The City shall, if necessary, look for other users or lessees. The nature and the conditions of this availability shall be the subject of a negotiation and an agreement among the parties.

REL wishes, as in the past, to purchase and assure the distribution of products manufactured by the Brive factory for a minimum of three years.

The City of Brive acknowledges that REL, in its relations with the City of Brive and RESA, has always acted in good faith and used its best efforts, in conformity with the law, to insure the good development of RESA's affairs and maintain employment at the industrial site in Brive.

REL on the other hand recognizes that the City's interest in maintaining the industrial plant and the employment at the site within the commune actually corresponds to economic prerogatives recognized by legislative and regulatory texts which govern the activity of local collectivities and in no way constitutes an interference with the responsibilities of the management of RESA and Covelec.


NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1

REL undertakes to see that its subsidiary RESA shall pay the City of Brive the annual payment in the amount of French Francs 7,784,213.02 relating to the Real Estate Complex due on December 7, 1994. This amount shall be due and payable on February 17, 1995, after which date the competent state services will be required to recover late charges.

ARTICLE 2

REL agrees, and hereby gives its joint and several guarantees to its subsidiary, RESA, that all of RESA's debts set forth in the financial statement, certified by RESA's statutory auditor and annexed hereto as Exhibit 1, shall be paid by the latter on their due dates. It is, however, specified that RESA's indebtedness with respect to the deferred payments for the Real Estate Complex are governed by the provisions of Article 5 below. In addition, subsequent to the payment of such debts, REL confirms its intention to see that its subsidiary, RESA, shall conclude its operations only by an amiable liquidation and guarantees that it shall not declare a legal bankruptcy before a period of 15 months following the occurrence of the last operation of the contribution of assets as described in Article 3 hereafter, and in any event, before a period of 6 months following the City's effective repossession of the Real Estate Complex.

ARTICLE 3

RESA confirms that it has created prior to the date hereof, the commercial company - Covelec - with the corporate purpose as hereafter described.

Covelec agrees to maintain at least 83 of the employees presently engaged by RESA with their seniority and acquired rights.

The cost of the termination and the social plan which shall accompany the reduction of personnel from the present level of employment shall be borne, directly or indirectly, by REL or RESA.

It is agreed between REL and the Managers that, within four months from the creation of Covelec, RESA shall transfer or contribute its industrial activity comprised of the assets listed in the contribution agreement annexed as Exhibit 2 hereto, it being noted that the capital of Covelec shall not be less than French Francs 25,750,000.

It is agreed that these combined assets shall permit Covelec to insure a production capacity identical to that carried out by RESA.

ARTICLE 4

REL guarantees the signing of a three-year contract with Covelec pursuant to which the Richardson Electronics group shall purchase finished products from the new company as follows:
     French Francs 44.753 million during the first year;
     French Francs 55.771 million during the second year; and French Francs 57.794 million during the third year.

A draft of the agreement including this supply contract is set forth as Exhibit 3 hereto.

ARTICLE 5

In consideration of REL's undertakings set forth in the preceding articles, the City of Brive agrees to take back the Real Estate Complex pursuant to an administrative agreement which shall be presented to the municipal council at the same time as this Agreement and which, after authorization, shall be signed on the same day as the latter. RESA accepts to transfer the Real Estate Complex pursuant to the conditions below and REL guarantees such transfer. The repurchase shall take place pursuant to the following conditions: the price shall be French Francs 1 - final price and full release. Taking into account the future change of ownership in favor of the City of Brive, it is expressly agreed that RESA is now released and discharged of the balance of the purchase price (in capital and interest) agreed to in the notarized act referred to in the whereas clauses above and, thus, it is required to make only the payment of the contractual amount initially due on December 7, 1994, as described in Article 1 above.

ARTICLE 6

Simultaneously with its repossession of the Real Estate Complex, the City of Brive undertakes to make available to Covelec that manufacturing and office space at the industrial zone at La
Marquisie necessary for its activity.

Upon the signature of this Agreement and until December 7, 1995, the City of Brive shall grant the use of such space for free, given that the annual 7.8 million French Franc payment by RESA covers such period.

During such period, Covelec and the City of Brive or any entity which the latter may substitute shall meet to determine the conditions of the availability of the space as of December 8, 1995.

It is specified here that the undertaking thus given by the City of Brive is in consideration of the undertaking of the Managers to continue the employment contracts of at least 83 of RESA's employees and to maintain their employment in Brive. Thus, in the event that Covelec shall reduce the employment situation in a substantial manner at any time during the period the distribution contract with the Richardson group shall remain in force, the City of Brive shall have the right to request Covelec to renegotiate the conditions of
the availability of the Real Estate Complex.   Covelec, in signing
this Agreement, hereby agrees to such a renegotiation.

It is also agreed that Covelec and the Managers undertake during a period of three years, both vis-a-vis REL and the City of Brive:

- - not to make modifications in the production apparatus in a manner that might be negative to the company's industrial development;

- - not to transfer all or part of their shares in Covelec; and

- - not to transfer the control of Covelec to a third party without having obtained from the transferee the undertaking to respect the obligations of Covelec set forth herein.

ARTICLE 7

The City of Brive undertakes to use its best efforts with the General Tax Administration so that Covelec may benefit from the favorable tax treatment reserved for companies in difficulty, as concerns the Corporate Income Tax, the Professional Tax and the Land Tax.

In the event that the General Tax Administration shall refuse this favorable regime for Covelec, the parties shall meet to attempt to find relief with respect to the additional costs which such company shall have to bear.

ARTICLE 8

The parties agree to take all steps with respect to the provisions applicable to each of them to cause the various events and undertakings set forth in this Agreement and its annexes which constitute an integral part hereof to be realized. In particular, the parties agree that all acts, documents or any authorizations necessary for the carrying out hereof shall be taken or obtained no later than June 30, 1995.

ARTICLE 9

At the signing of this Agreement, it is agreed that the parties shall also supply the following documents:

- - an opinion letter from a public law lawyer indicating that no legal or regulatory provision applicable to local collectivities prohibits the City of Brive from signing the present Agreement; and

- - an opinion letter from a lawyer indicating that the person signing for REL has all necessary corporate and legal authority to bind such company to the terms and conditions of this Agreement.

ARTICLE 10

This Agreement and the documents relating thereto shall be governed by French law.

SIGNED IN PARIS

ON February 23, 1994

IN 5 ORIGINALS


/s/ Jean Charbonnel           /s/ Ad Ketelaars
The City of Brive             RICHARDSON ELECTRONICS, LTD.
By Mr. Jean CHARBONNEL        By Mr. Ad Ketelaars



/s/D. Dumont /s/P. Pertzborn  /s/ Denis Dumont
MM. DUMONT and PERTZBORN      RICHARDSON ELECTRONIQUE S.A.
                              BY Mr. Denis Dumont


/s/ Ad Ketelaars
COVELEC S.A.
By Mr. Ad Ketelaars

                                 EXHIBITS

The Parties have furnished to the City of Brive, which acknowledges receipt thereof, drafts of the following documents:

     Exhibit 1:  Financial Statement

     Exhibit 2:  K bis of Covelec

     Exhibit 3:  Contribution Agreement

     Exhibit 4:  Supply Agreement

They shall supply, as soon as available, these same documents in final form, once signed by the parties.